As filed with the Securities and Exchange Commission on March 7, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3818604
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4820 Eastgate Mall

San Diego, California 92121

(Address of Principal Executive Offices)(Zip Code)

Amended and Restated Herley Industries, Inc. 2010 Stock Plan

Amended and Restated Integral Systems, Inc. 2008 Stock Incentive Plan

(Full titles of the plans)

Deanna H. Lund

Executive Vice President and Chief Financial Officer

Kratos Defense & Security Solutions, Inc.

4820 Eastgate Mall

San Diego, California 92121

(Name and address of agent for service)

(858) 812-7300

(Telephone number, including area code, of agent for service)

Copy to:

Deyan Spiridonov, Esq.

Teri O’Brien, Esq.

Paul Hastings LLP

4747 Executive Drive, 12th Floor

San Diego, California  92121

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered (2)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Amended and Restated Herley Industries, Inc. 2010 Stock Plan (3) Common Stock, par value $0.001 per share	503,704		$6.10	(4)	$3,072,594.40	$352.12
Amended and Restated Integral Systems, Inc. 2008 Stock Incentive Plan(5) Common Stock, par value $0.001 per share	1,031,538	(6)	$6.10	(4)	$6,292,381.80	$721.11	(7)

(1)             Each share of common stock, par value $0.001 per share (“Common Stock”), of Kratos Defense & Security Solutions, Inc., a Delaware corporation (the “Registrant”), includes a right to purchase one one-hundredth of a share of Series C Preferred Stock of the Registrant, par value $0.001 per share (each a “Purchase Right”), under certain circumstances.

(2)             Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that may be offered or issued in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(3)             Pursuant to an Agreement and Plan of Merger, dated February 7, 2011, by and among the Registrant, Lanza Acquisition Co., a Delaware corporation and wholly owned subsidiary of the Registrant, and Herley Industries, Inc., a Delaware corporation (“Herley”), the Registrant acquired Herley on March 30, 2011.  The number of shares of Common Stock to be registered pursuant hereto consists of 503,704 shares of Common Stock that may be issued and sold pursuant to awards granted under the Amended and Restated Herley 2010 Stock Plan (the “2010 Herley Plan”), as confirmed by the Registrant’s board of directors on February 20, 2012.

(4)             Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low sales prices of the Common Stock on March 5 2012, as reported on the NASDAQ Global Select Market.

(5)             Pursuant to an Agreement and Plan of Merger, made and entered into as of May 15, 2011 (the “Integral Agreement”), by and among the Registrant, IRIS Merger Sub Inc., a Maryland corporation and wholly owned subsidiary of the Registrant, IRIS Acquisition Sub LLC, a Maryland limited liability company and wholly owned subsidiary of the Registrant, and Integral Systems, Inc., a Delaware corporation (“Integral”), the Registrant assumed, pursuant to the Amended and Restated Integral 2008 Stock Incentive Plan (the “2008 Integral Plan”) and the Integral Amended and Restated 2002 Stock Option Plan (the “2002 Integral Plan”), each option to purchase Integral common stock that was outstanding and unexercised immediately prior to the completion of the merger contemplated by the Integral Agreement and not cancelled in exchange for cash at the effective time of such merger per the written instructions of the holder thereof (the “Assumed Options”).  Pursuant to the terms of the Integral Agreement, the Assumed Options were converted into options to purchase shares of Common Stock.

(6)             Represents (i) 983,741 shares of Common Stock that may be issued and sold pursuant to awards granted under the 2008 Integral Plan, as confirmed by the Registrant’s board of directors on February 20, 2012, and (ii) up to an additional 47,797 shares of Common Stock which are currently subject to Assumed Options but which may, under certain circumstances, become issuable under the 2008 Integral Plan pursuant to the terms thereof.

(7)             The registration fee is offset by an aggregate of $85.24 previously paid by the registrant with respect to 42,061 shares of Common Stock subject to Assumed Options under the 2008 Integral Plan and 5,736 Assumed Options under the 2002 Integral Plan (each of which may, under certain circumstances, become issuable under the 2008 Integral Plan pursuant to the terms thereof), pursuant to the Registrant’s Registration Statement on Form S-8 (File No. 333-177494) filed with the Securities and Exchange Commission (the “Commission”) on October 24, 2011.

INTRODUCTORY NOTES

On March 30, 2011, the Registrant completed the previously announced merger (the “Herley Merger”) of Lanza Acquisition Co., an indirect wholly owned subsidiary of the Registrant, with and into Herley, whereby Herley became a wholly owned subsidiary of the Registrant.

On July 27, 2011, the Registrant completed the previously announced merger (the “Integral Merger”) of IRIS Merger Sub Inc., a wholly owned subsidiary of the Registrant, with and into Integral, whereby Integral became a wholly owned subsidiary of the Registrant.  Upon the completion of the Integral Merger, each option to purchase Integral common stock that was outstanding and unexercised immediately prior to such time, and was not cancelled in exchange for cash at the effective time of the Integral Merger per the written instructions of the holder thereof, was assumed by the Registrant and converted into and became an option to purchase Common Stock, adjusted based on the exchange ratio set forth in the Integral Agreement. The Assumed Options are subject to the terms (as in effect as of the date of the Integral Agreement) of the applicable Integral Plan and the option agreement pursuant to which such Assumed Options were granted.

On February 20, 2012, the Registrant’s board of directors confirmed (i) the assumption of the 2010 Herley Plan and 2008 Integral Plan, in each case in accordance with NASDAQ Rule 5635, which provides that shares available under certain plans acquired in mergers and other acquisitions may be used for certain post-transaction grants without further stockholder approval and (ii) amendments to the 2008 Integral Plan and the 2010 Herley Plan, in order to permit the future grant of awards, including restricted stock unit awards, by the Registrant pursuant to such plans.  Accordingly, this Registration Statement registers (a) an aggregate of 503,704 shares of Common Stock that may be issued and sold pursuant to awards granted under the 2010 Herley Plan, which number represents the number of shares available for issuance under the 2010 Herley Plan as of the completion of the Herley Merger, adjusted based on the exchange ratio used in connection with the Herley Merger, (b) up to an additional 1,031,538 shares of Common Stock, comprised of (1) 47,797 shares of Common Stock which are currently subject to outstanding Assumed Options, but which may, under certain circumstances, become issuable under the 2008 Integral Plan pursuant to the terms thereof and (2) 983,741 shares of Common Stock that may be issued and sold pursuant to awards granted under the 2008 Integral Plan, which number represents the number of shares available for issuance under the 2008 Integral Plan as of the completion of the Integral Merger, adjusted based on the exchange ratio used in connection with the Integral Merger, and (c) the Purchase Rights related to the shares referenced in clauses (a) and (b).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:

(a)           The Registrant’s latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Registrant’s fiscal year ended December 25, 2011 as filed with the Commission on March 7, 2012;

(b)           The Registrant’s Current Reports on Form 8-K filed with the Commission on March 7, 2012;

(c)           The (i) audited historical financial information for Herley Industries, Inc. for the fifty-two weeks ended August 1, 2010 and August 2, 2009, and the fifty-three weeks ended August 3, 2008, including the auditor’s reports related thereto, attached as Annex B of the Prospectus Supplement to the Registrant’s Registration Statement on Form S-3 (File No. 333-161340), filed with the Commission on February 8, 2011, and (ii) unaudited historical financial information for Herley Industries, Inc. as of and for the twenty-six weeks ended January 30, 2011 and January 31, 2010, attached as Exhibit 99.1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-173099), filed with the Commission on March 25, 2011;

(d)           The (i) audited consolidated financial statements for Integral Systems, Inc. as of September 24, 2010 and September 25, 2009 and for each of the fiscal years ended September 24, 2010, September 25, 2009, and September 30, 2008 and related notes to the consolidated financial statements, attached as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K/A, filed with the Commission on October 11, 2011, and (ii) unaudited consolidated financial statements for Integral Systems, Inc. as of April 1, 2011 and for the six month periods ended April 1, 2011 and March 26, 2010 and related notes to the consolidated financial statements, giving effect to the merger, attached as Exhibit 99.2 to the Registrant’s Current Report on Form 8-K/A, filed with the Commission on October 11, 2011;

(e)           The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed under Section 12(g) of the Exchange Act on September 3, 1999, including any subsequent amendment or report filed for the purpose of amending such description; and

(f)            The description of the Registrant’s purchase rights for Series C Preferred Stock, par value $0.001 per share, contained in the Registrant’s Registration Statement on Form 8-A filed under Section 12(g) of the Exchange Act on December 17, 2004, including any subsequent amendment or report filed for the purpose of amending such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such reports and other documents, except as to any portion of any such report or other document furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.  Any statement contained in a report or other document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed report or other document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers on terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  The Registrant’s second amended and restated bylaws provide for indemnification of its directors, officers, employees and agents to the maximum extent permitted by the Delaware General Corporation Law.  The Registrant’s amended and restated certificate of incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permitted under applicable law.  The Registrant has entered into indemnification agreements with its officers and directors and it maintains directors and officers liability insurance.

Item 7.        Exemption From Registration Claimed.

Not applicable.

Item 8.        Exhibits.

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Filing Date/Period End Date	Exhibit	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation.	10-Q	09/30/01	4.1

4.2	Certificate of Ownership and Merger of Kratos Defense & Security Solutions, Inc. into Wireless Facilities, Inc.	8-K	09/12/07	3.1

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Kratos Defense & Security Solutions.	10-Q	09/27/09	3.1

4.4	Certificate of Designations, Preferences and Rights of Series A Preferred Stock.	10-Q	09/30/01	4.2

4.5	Certificate of Designations, Preferences and Rights of Series B Preferred Stock (included as Exhibit A to the Preferred Stock Purchase Agreement dated as of May 16, 2002 among the Company, Meritech Capital Partners II L.P., Meritech Capital Affiliates II L.P., MCB Entrepreneur Partners II L.P., Oak Investment Partners X, Limited Partnership, Oak X Affiliates Fund, Limited Partnership, Oak Investment Partners IX, L.P, Oak Affiliates Fund, L.P, Oak IX Affiliates Fund-A, L.P, and the KLS Trust dated July 14, 1999).	8-K/A	06/05/02	4.1
4.6	Certificate of Designation of Series C Preferred Stock	8-K	12/17/04	3.1

4.7	Second Amended and Restated Bylaws.	8-K	03/15/11	3.1

4.8	Specimen Common Stock Certificate.	10-K	03/02/11	4.1

4.9	Rights Agreement, dated as of December 16, 2004, between Kratos Defense & Security Solutions, Inc. and Wells Fargo, N.A.	8-K	12/17/04	4.1

4.10	Amended and Restated Herley Industries, Inc. 2010 Stock Plan, and the forms of agreement related thereto.				X

4.11	Amended and Restated Integral Systems, Inc. 2008 Stock Incentive Plan, and the forms of agreement related thereto.				X

5.1	Opinion of Paul Hastings LLP.				X

23.1	Consent of Paul Hastings LLP (contained in Exhibit 5.1 to this Registration Statement).				X

23.2	Consent of Independent Registered Public Accounting Firm, Grant Thornton LLP.				X

23.3	Consent of Registered Public Accounting Firm, Marcum LLP.				X

23.4	Consent of Registered Public Accounting Firm, Brightman Almagor Zohar & Co.				X

23.5	Consent of Registered Public Accounting Firm, Grant Thornton LLP.	X

23.6	Consent of Independent Registered Public Accounting Firm, KPMG LLP.	X

23.7	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP.	X

24.1	Power of Attorney (contained on the signature pages of this Registration Statement).	X

Item 9.        Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 7th day of March, 2012.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

By:	/s/ Eric M. DeMarco
Eric M. DeMarco
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Eric M. DeMarco and Deborah Butera his or her attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric M. DeMarco	President, Chief Executive Officer and Director	March 7, 2012
Eric M. DeMarco	(Principal Executive Officer)

/s/ Deanna H. Lund	Executive Vice President and Chief Financial Officer	March 7, 2012
Deanna H. Lund	(Principal Financial Officer)

/s/ Laura L. Siegal	Vice President and Corporate Controller	March 7, 2012
Laura L. Siegal	(Principal Accounting Officer)

/s/ Scott I. Anderson	Director	March 7, 2012
Scott I. Anderson

/s/ Bandel L. Carano	Director	March 7, 2012
Bandel L. Carano

/s/ William A. Hoglund	Director	March 7, 2012
William A. Hoglund

/s/ Scot B. Jarvis	Director	March 7, 2012
Scot B. Jarvis

/s/ Jane E. Judd	Director	March 7, 2012
Jane E. Judd

/s/ Samuel N. Liberatore	Director	March 7, 2012
Samuel N. Liberatore

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	Filing Date/Period End Date	Exhibit	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation.	10-Q	09/30/01	4.1

4.2	Certificate of Ownership and Merger of Kratos Defense & Security Solutions, Inc. into Wireless Facilities, Inc.	8-K	09/12/07	3.1

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Kratos Defense & Security Solutions.	10-Q	09/27/09	3.1

4.4	Certificate of Designations, Preferences and Rights of Series A Preferred Stock.	10-Q	09/30/01	4.2

4.5	Certificate of Designations, Preferences and Rights of Series B Preferred Stock (included as Exhibit A to the Preferred Stock Purchase Agreement dated as of May 16, 2002 among the Company, Meritech Capital Partners II L.P., Meritech Capital Affiliates II L.P., MCB Entrepreneur Partners II L.P., Oak Investment Partners X, Limited Partnership, Oak X Affiliates Fund, Limited Partnership, Oak Investment Partners IX, L.P, Oak Affiliates Fund, L.P, Oak IX Affiliates Fund-A, L.P, and the KLS Trust dated July 14, 1999).	8-K/A	06/05/02	4.1
4.6	Certificate of Designation of Series C Preferred Stock	8-K	12/17/04	3.1

4.7	Second Amended and Restated Bylaws.	8-K	03/15/11	3.1

4.8	Specimen Common Stock Certificate.	10-K	03/02/11	4.1

4.9	Rights Agreement, dated as of December 16, 2004, between Kratos Defense & Security Solutions, Inc. and Wells Fargo, N.A.	8-K	12/17/04	4.1

4.10	Amended and Restated Herley Industries, Inc. 2010 Stock Plan, and the forms of agreement related thereto.				X

4.11	Amended and Restated Integral Systems, Inc. 2008 Stock Incentive Plan, and the forms of agreement related thereto.				X

5.1	Opinion of Paul Hastings LLP.				X

23.1	Consent of Paul Hastings LLP (contained in Exhibit 5.1 to this Registration Statement).				X

23.2	Consent of Independent Registered Public Accounting Firm, Grant Thornton LLP.				X

23.3	Consent of Registered Public Accounting Firm, Marcum LLP.				X

23.4	Consent of Registered Public Accounting Firm, Brightman Almagor Zohar & Co.				X

23.5	Consent of Registered Public Accounting Firm, Grant				X

Thornton LLP.

23.6	Consent of Independent Registered Public Accounting Firm, KPMG LLP.	X

23.7	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP.	X

24.1	Power of Attorney (contained on the signature pages of this Registration Statement).	X